EXHIBIT 10.6
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT made and entered into by and between United Surgical Partners International, Inc. (the “Company”), a Delaware corporation with its principal place of business at 15305 Dallas Parkway, Suite 1600, Addison, TX 75001-6491 and Niels Vernegaard of 9011 Rockbrook Dr., Dallas, TX 75220 (the “Executive”), effective as of the 19th day of April, 2007 (the “Effective Date”).
     WHEREAS, the Company and Executive are parties to an Employment Agreement effective as of June 1, 2006 (the “Original Agreement”); and
     WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety as provided herein.
     In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:
     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.
     2. Term. The Company hereby agrees to employ Executive as Executive Vice President and Chief Operating Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the date hereof (the “Effective Date”) and terminating as of and on the second anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such second anniversary date, and each anniversary of the date hereof thereafter, the Term of this Agreement shall automatically be extended for one additional year unless at least thirty (30) calendar days prior to each such anniversary date, the Company or Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement. Following the date on which the Executive’s employment so terminates (the “Termination Date”), unless specifically otherwise agreed between Executive and the Company, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company or any of its Subsidiaries or Affiliates.
     3. Capacity and Performance.
     (a) During the term of Executive’s employment hereunder, the Executive shall serve the Company as its Executive Vice President and Chief Operating Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Subsidiaries if so elected or appointed from time to time.
     (b) During the term of Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Subsidiaries as may be designated from time to time by the Chief Executive Officer and/or by the Executive’s immediate supervisor.
     (c) During the term of Executive’s employment hereunder, the Executive shall devote his full business time to the advancement of the business and interests of the Company and its Subsidiaries and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Chief Executive Officer in writing. Notwithstanding the preceding, the Executive may, without being in violation of the Executive’s obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business competition with the Company, and (ii) invest the Executive’s personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use the Executive’s best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling the Executive’s obligations to the Company hereunder.
     4. Compensation and Benefits. During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:
     (a) Base Salary. The Company shall pay the Executive a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Chief Executive Officer, in his sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.
     (b) Bonus. During the Term of this Agreement, the Company may pay to the Executive such bonus payments, if any, as may be determined by the Board in its sole discretion, based upon the Executive’s performance and other criteria as may be established by the Board from time to time.
     (c) Vacations. The Executive shall be entitled to vacation days as determined in accordance with the Company’s vacation policy as in effect from time to time. For purposes of this Section 4(c), weekends shall not count as vacation days and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.
     (d) Other Benefits. Subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Board of Directors of the Company (the “Board”)

may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.
     (e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.
     5. Termination of Employment. The Executive’s employment hereunder shall terminate under the following circumstances:
     (a) Death. In the event of the Executive’s death during the term of Executive’s employment hereunder, the Executive’s employment shall immediately and automatically terminate.
     (b) Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform his duties and responsibilities hereunder on a full-time basis, with or without reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
     (c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth the nature of such Cause. The following shall constitute Cause for termination (in each case as determined by not less than seventy-five percent (75%) of the members of the Board): (i) the Executive’s indictment for a felony or other crime involving moral turpitude; (ii) the Executive’s fraud, theft or embezzlement committed with respect to the Company or its Subsidiaries; (iii) material breach by the Executive of any of the provisions of Sections 7, 8 and/or 9 hereof; or (iv) the Executive’s willful and continued failure to perform his material duties to the Company and its Subsidiaries.
     (d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

     (e) By the Executive for Good Reason. At his option, Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the termination of Executive’s employment hereunder by Executive because of the occurrence of any one or more of the following events shall be deemed to have occurred for “Good Reason”;
(A)	a material change in the nature or scope of Executive’s authorities, status, powers, functions, duties, responsibilities, or reporting relationships that is determined by Executive in good faith to be adverse to those existing before such change;

(B)	a material reduction in Executive’s Base Salary that is not consented to or approved by Executive;

(C)	a failure by the Company or any subsidiary or affiliate of the Company to comply with any other material term or provision hereof or of any other written agreement between Executive and the Company or any such subsidiary or affiliate; or

(D)	a refusal by the Executive upon a request by the Company to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than fifty (50) miles from the Company’s current address as described above in the preamble to this Agreement or Executive’s current place of employment.
     (f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason pursuant to Section 5(e) above at any time upon the provision of 90 days written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice or any portion thereof.
     6. Compensation Upon Termination.
     (a) Death. In the event of a termination of the Executive’s employment hereunder by reason of death as contemplated by Section 5(a), the Company shall pay in a lump sum within 30 days of such termination to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the Base Salary earned but not paid through the Termination Date.
     (b) Disability. In the event of any termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(b), the Company shall pay to him his Base Salary earned but not paid through the Termination Date.
     (c) By the Company for Cause. In the event of any termination of Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(c), the Company shall have no further obligations to the Executive under this Agreement other than payment of Base Salary through the Termination Date.

     (d) By the Company Other than for Cause or Upon Failure to Renew; By the Executive for Good Reason. In the event of any termination of Executive’s employment hereunder by the Company other than for Cause pursuant to Section 5(d) or pursuant to Section 2 following notice that the Company does not wish to extend this Agreement for an additional one year period, or by the Executive for Good Reason pursuant to Section 5(e), the Company shall (i) continue to pay the Executive the Base Salary at the rate in effect on the Termination Date for twelve (12) months, (ii) continue the Executive’s health insurance benefits for twelve (12) months following the Termination Date (at a cost no less favorable than that paid by the Executive immediately prior to the Termination Date) or the economic equivalent thereof if such continuation is not permissible under the terms of the Company’s health insurance plan, and (iii) pay to the Executive a good faith estimate of the bonus the Executive would have received had the Executive remained employed by the Company through the end of the fiscal year in which the Termination Date occurred, as determined by the Company in its sole and absolute discretion. Any such estimated bonus shall be payable at such time or times as bonuses are payable to the other executives of the Company. Any obligation of the Company to the Executive pursuant to this Section 6(d) conditioned upon (i) the Executive signing a release of claims in the form appended hereto as Attachment A (the “Employee Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of employment is given hereunder and upon the Executive’s not revoking the Employee Release in a timely manner thereafter and (ii) the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 7, 8 and/or 9 hereof. Base Salary to which the Executive is entitled under this Section 6(d) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the effective date of the Employee Release, but shall be retroactive to next business day following the Termination Date.
     (e) By the Executive Other than for Good Reason. If the Executive shall terminate his employment pursuant to Section 5(f), the Company shall continue to pay Executive his Base Salary through the Termination Date (it being understood that if, in accordance with Section 5(f), the Board elects to waive the period of notice, or any portion thereof, the payment of Base Salary under this Section 6(e) shall continue through the notice period or any portion thereof so waived).
     7. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:
     (a) While the Executive is employed by the Company and for one (1) year from the later of the Termination Date or the last date on which the Executive receives a severance payment from the Company (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than one (1%) of the outstanding capital stock of such corporation), (i) compete with the Company or any

Subsidiary in any business activities, in the United States or in any other country, which the Company or any Subsidiary shall conduct or intend to conduct as of the Termination Date, or (ii) undertake any planning for any business competitive with the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Subsidiaries as conducted or under consideration at any time during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the date hereof).
     (b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Subsidiaries.
     (c) The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company or any of its Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company or any of its Subsidiaries to terminate his relationship with the Company or any of its Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its Subsidiaries (including physicians holding clinical privileges at any surgical facility in which the Company has a direct or indirect ownership interest or with which a subsidiary of the Company has a management agreement) to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.
     8. Confidential Information.
     (a) The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, that the Executive has in the past and may in the future develop Confidential Information for the Company or its Subsidiaries and that the Executive has in the past and may in the future learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The

Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.
     (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.
     9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire”.
     10. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity that he plans to undertake at least thirty (30) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and/or 9 hereof.
     11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and/or 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and/or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
     13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
     (a) “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.
     (b) “Confidential Information” means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its Subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (iv) the identity and special needs of the customers of the Company and its Subsidiaries and (v) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its Subsidiaries with any understanding, express or implied, that the information would not be disclosed.
     (c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company or any of its Subsidiaries) during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company or any of its Subsidiaries or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Subsidiaries.

     (d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization.
     (e) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during the Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date).
     (f) “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.
     14. Survival. The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8 and 9 hereof.
     15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at the Executive’s last known address on the books of the Company, or three business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.
     20. Original Agreement. This Agreement shall amend and restate the Original Agreement in its entirety and upon execution and delivery of this Agreement, the Original Agreement shall be replaced in its entirety by this Agreement and the Original Agreement shall thereafter have no further force or effect.
     21. Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including, without limitation, the Original Agreement.
     22. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Company.
     23. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
     24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     25. Governing Law. This contract and shall be construed and enforced under and be governed in all respects by the laws of Texas, without regard to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ William H. Wilcox

Title: President

THE EXECUTIVE:

/s/ Niels Vernegaard

SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Attachment A
Release of Claims
     FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement between me and UNITED SURGICAL PARTNERS INTERNATIONAL, INC. a Delaware corporation (the “Company”) dated as of April 19, 2007 (the “Employment Agreement”), I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge, the Company, its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, members, partners, managers, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the “Released”), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (all collectively “Claims”) which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed pursuant to the Employment Agreement, each as amended from time to time); provided, however, that the foregoing release shall not apply to any right or benefit that Section 6 of the Employment Agreement explicitly provides shall survive the termination of my employment. Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.
     In signing this Release of Claims, I acknowledge that I have had at least twenty-one (21) days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
     I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.
     Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Niels Vernegaard

Date: